SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13D-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13D-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13D-2(A)


                                  Amendment #2


                         American Community Newspapers, Inc
                                 --------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share,

                         (Title of Class of Securities)

                                    0250T103
                                    ---------
                                 (CUSIP Number)

                                 Paul D. Sonkin
                           Hummingbird Management, LLC
                           460 Park Avenue, 12th Floor
                            New York, New York 10022
                                  212 750-7117
                            ------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                January 24, 2008
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box /_/.

     Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.



--------
1   The  remainder  of this  cover  page  shall be filled  out for a  reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                     Page 2 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Management, LLC
                               IRS No. 13-4082842
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    403,903
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               403,903
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     403,903
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO




------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                     Page 3 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Paul D. Sonkin
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    453,903**
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               453,903**
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     453,903**
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.1%**
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON

                     OO
--------------------------------------------------------------------------------
**The Reporting Parties own 403,903 shares of common stock, approximately 2.8% of the Company's outstanding common stock.. In addition, Mr. Sonkin owns
50,000 Warrants in his brokerage Account. The calculation of the shares and percentage set forth above assumes the exercise by the Reporting Parties of 50,000 presently exercisable warrants acquired in connection with the Company's initial public offering and in subsequent open market purchases. The Reporting Parties have not yet exercised or converted any of such warrants.
This calculation does not assume the conversion of any warrants held by security holders other than the Reporting Parties, whether or not exercisable.

------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                     Page 4 of 9 Pages
------------------------                            ----------------------------




================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Capital, LLC

--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   403,903
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               403,903
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     403,903
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO

------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                     Page 5 of 9 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    279,753
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               279,753
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     279,753
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     1.9%

--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO


------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                     Page 6 of 9 Pages
------------------------                            ----------------------------

================================================================================
     1         NAME OF REPORTING PERSONS S.S. OR
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                           Hummingbird Microcap Value Fund, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /x/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    124,150
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                124,150
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      124,150
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO

===============================================================================

------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                     Page 7 of 9 Pages
------------------------                            ----------------------------

     AMENDMENT NO. 2 TO SCHEDULE 13D


         This Amendment No. 2, dated March 20, 2008, amends Schedule 13D as previously filed by the Reporting Persons with the Securities and Exchange Commission on August 14, 2007 (the "Schedule 13D"), relating to the Common Stock, par value $0.0001 per share, of American Community Newspapers, Inc. a Delaware Corporation.

Items 3 and 5 of the Schedule 13D are hereby amended and restated, as follows:

ITEM 3    SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          As of March 20, 2008, Hummingbird has caused HVF and Microcap Fund to invest approximately $1,394,591 and $556,705, respectively, in the Shares of the Issuer using their working capital. Mr. Sonkin has invested approximately $23,000 in Warrnts of the Issuer, using private funds.


ITEM 5    INTEREST IN SECURITIES OF THE ISSUER

          (a) As investment manager of HVF and Microcap Fund, Hummingbird may be deemed to have the sole voting and investment authority over the Shares owned by HVF and Microcap Fund for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 403,903 Shares representing approximately 2.8% of the outstanding Shares of the Issuer (based upon 14,623,445 Shares outstanding as of November 14, 2007, as reported in company's 10-Q filing for the period ending September 30, 2007.) Hummingbird disclaims any beneficial ownership of the Shares covered by this Statement.

          Mr. Sonkin, as the managing member and control person of Hummingbird, may be deemed to have the sole voting and investment authority over the Shares beneficially owned by Hummingbird and, for purposes of Rule 13d-3, may be deemed to be the beneficial owner of 403,903 Shares representing approximately 2.8%
of the outstanding Shares of the Issuer (based upon 14,623,445 Shares outstanding as of November 14, 2007, as reported in company's 10-Q filing for the period ending September 30, 2007.) Mr. Sonkin disclaims any beneficial ownership of the Shares covered by this Statement.In addition, Mr. Sonkin owns 50,000 Warrants in his brokerage Accounts, which have not yet been exercised or converted.
===============================================================================

------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                    Page 8 of 9 Pages
------------------------                            ----------------------------

          HC, as the general partner of the HVF, may be deemed to have the sole voting and investment authority over the Shares owned by HVF for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3"), may be deemed to be the beneficial owner of 403,903 Shares representing approximately 2.8% of the outstanding Shares of the Issuer (based upon 14,623,445 Shares outstanding as of November 14, 2007, as reported in company's 10-Q filing for the period endingSeptember 30, 2007.) HC disclaims any beneficial ownership of the Shares covered by this Statement

          HVF is the beneficial owner of 279,753 SHARES or 1.9% of the outstanding Shares of the Issuer.

	Microcap Fund is the beneficial owner of 124,150 SHARES, or 0.9% of the outstanding Shares of the Issuer.

	  Paul D. sonkin is the owner of 50,000 Warrants.


          (c) Hummingbird caused HVF to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
1/24/2008	open market sale		 1,500		1.810
1/25/2008	open market sale		   100		1.750
2/27/2008	open market sale		 1,400		1.000
2/29/2008	open market sale		   100		1.030
3/3/2008	open market sale		   500		1.020
3/12/2008	open market sale		14,500		1.149
3/13/2008	open market sale		 4,400		1.050



          Hummingbird caused Microcap Fund to effect transactions in the Shares during the past 60 days as set forth below:

                                              NUMBER OF
   DATE              TYPE                      SHARES         PRICE/SHARE
   ----              ----                      ------         -----------
1/24/2008	open market sale		1,500		1.810
3/3/2008	open market sale		  500		1.020
3/14/2008	open market sale		  500		1.000
3/18/2008	open market sale	 	  500		0.990
3/19/2008	open market sale		4,500		0.993



           (d)         Inapplicable.

           (e)         Inapplicable.

ITEM 6   Inapplicable

ITEM 7   Inapplicable


===============================================================================

------------------------                            ----------------------------
CUSIP No. 0250T103               13D/A                    Page 9 of 9 Pages
------------------------                            ----------------------------

                                   SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated: March 20, 2008           HUMMINGBIRD MANAGEMENT, LLC



                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                    /s/ Paul D. Sonkin
                                   -------------------------------------
                                   PAUL D. SONKIN




                                   HUMMINGBIRD VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member



                                   HUMMINGBIRD CAPITAL, LLC


                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


                                   HUMMINGBIRD MICROCAP VALUE FUND, L.P.

                                   By: Hummingbird Capital, LLC

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin
                                       Title: Managing Member


				    PAUL D. sONKIN

                                   By: /s/ Paul D. Sonkin
                                       ---------------------------------
                                       Name: Paul D. Sonkin